Exhibit 99.1

News Release

April 26, 2007
Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2339 tlampen@choiceone.com

ChoiceOne Financial Announces First Quarter Earnings For 2007

Sparta, Michigan - ChoiceOne Financial Services, Inc. reported first quarter net income of $1,001,000, an increase of $466,000 or 87% from the first quarter of 2006. Earnings per share for the first quarter of 2007 were $0.31, which was $0.01 lower than the same period in 2006. Weighted average shares outstanding were 3,247,844 for the first quarter of 2007, which was almost twice the number of outstanding shares for the same period in 2006. The growth in net income is a result of the merger of ChoiceOne Financial Services Inc. and the former Valley Ridge Financial Corp. into one organization. This was the first full quarter of earnings for the combined organization.

"We are pleased with the results of the first quarter and believe that the combined bank and its footprint have positioned us well for the future. However, with the slowness of the Michigan economy we will remain cautious about growth and the economy's effect on asset values," said James Bosserd, President and Chief Executive Officer. "The benefits of the merger are apparent even in the face of increased competition, a flat yield curve and a slow state economy."

Total assets of $463 million as of March 31, 2007 represented growth of approximately $215 million or 87% from a year earlier, mostly as a result of the merger. Loans have grown $142 million or 78% in the last twelve months; however, loans declined $4.3 million since year-end 2006 as some borrowers have paid down lines of credit and ChoiceOne Bank's residential mortgage portfolio declined in the first quarter of 2007. Deposits have increased $170 million or 89% since March 31, 2006. Total deposits decreased $5.0 million in the first quarter of 2007 with $1.6 million of local deposit growth replacing some of the maturities in brokered deposits.

The increase in net income in the first quarter of 2007 resulted primarily from the merger and the restructuring of ChoiceOne Bank's balance sheet in the fourth quarter of 2006. Net interest income was up $1.8 million or 90% for the first quarter of 2007 compared to the first quarter of 2006. The merger added $202 million of earning assets in November 2006. ChoiceOne's interest rate spread was 18 basis points higher in the first quarter of 2007 than in the first quarter of 2006. The merger helped reduce the cost of deposits as lower cost deposits replaced brokered deposits. Loans also repriced upward to a greater extent than certificates of deposit and borrowings. The yield on investment securities increased in the first quarter of 2007 as a result of repositioning the securities portfolio during the fourth quarter of 2006.

The provision for loan losses increased $90,000 in the first quarter of 2007 compared to the same period in the prior year due to a higher level of net charge-offs and nonperforming loans. Noninterest income increased $764,000 or

115% in the first quarter of 2007 compared to the first quarter of 2006 primarily as a result of the merger. Deposit service charges increased significantly due to the additional checking and savings accounts while insurance and investment commissions and income from bank-owned life insurance also experienced increases. Noninterest expense increased $1,874,000 or 98% in the first quarter of 2007 compared to the first quarter of 2006. Higher employee salaries, occupancy costs, and data processing fees were directly attributable to the merger. Eighty full-time equivalent employees and nine branch offices were added to the organization. Supplies and postage expense increased and advertising costs were higher due to ChoiceOne's branding campaign that began in early 2007. Noninterest expense included $116,000 of intangible amortization in the first quarter of 2007 that resulted from the merger.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; the level and timing of asset growth; and the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be fully realized at all or within the expected time frames. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

# # #

EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.